UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Bakken Resources, Inc. (“Bakken,” “our,” or the “Company”) entered into a loan agreement with Eagle Private Equity (“Eagle”) on May 6, 2016. The loan agreement permits the Company to draw up to One Million dollars ($1,000,000) from a non-revolving credit facility provided by Eagle (the “Facility”). The Facility is initially open for 270 days but may be extended at the Company’s option. Loans drawn on the Facility accrue interest at 4% above LIBOR, and the Facility includes a 5% fee. Any loans on the Facility are due on May 5, 2018. In certain events, the loan agreement permits Eagle to put loans to the Company up to the balance of the Facility.

The Facility is unsecured, but upon certain triggering events generally described as changes in control of the Company, loans under the Facility are convertible into shares of a newly-designated class of the Company’s Series A Preferred stock, described below under Item 5.03 of this Report.

The loan agreement contains representation and warranties of the Company that are customary for transactions of this type.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 6, 2016, the Company filed a Certificate of Designation with the Nevada Secretary of State. The Certificate of Designation creates a series of preferred stock comprised of one million (1,000,000) shares designated “Series A Preferred” pursuant to Article IV of our Articles of Incorporation, which authorizes up to ten million (10,000,000) shares of preferred stock by resolution of the Board of Directors (“Board”).

Series A Preferred rights, designations, preferences and terms include (but are not limited to):

1.	Dividends: The Series A Preferred participates with Common Stock (“Common”) and gives the Board discretion to issue separate Series A Preferred dividends not available to Common.

2.	Liquidation: Priority over Common upon a Liquidation Event up to twice the initial price per share for each share of Series A Preferred, participating with Common thereafter.

3.	Voting: Each share of Series A Preferred votes with Common and has one vote for each share of Common into which each stock of Series A Preferred is convertible (initially 100 shares of Common).

4.	Conversion: Holders of Series A Preferred may elect to convert each such share into one hundred (100) shares of Common, subject to Bakken’s authorized limit of Common shares and any applicable adjustment to shares of Series A Preferred contained in the Certificate of Designation.

5.	Anti-Dilution Protection: Series A Preferred is protected by “full-ratchet” anti-dilution rights for the first Ten Million dollars ($10,000,000) in equity financing raised by the Company following the closing of the Facility. After such full ratchet period, adjustment to the conversion price will be based on the “weighted average” formula described in the Certificate of Designation.

6.	Limitations: The Series A Preferred must vote as a class in order to approve certain events outside the course of normal business.

7.	Registration Rights: Converting shares of Series A Preferred into Common shares entitles the holders of the converted Common shares to register those shares with the SEC, in accordance with and subject to the terms of Section D of the Certificate of Designation.

The Board reserves all rights concerning the remaining nine million (9,000,000) preferred shares reserved under Article IV of the Company’s Articles of Incorporation and any shares that may be redeemed, retired, cancelled or amended relating to Series A Preferred.

A copy of the Certificate of Designation for Series A Preferred is attached hereto as Exhibit 3.1

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 3.1	Certificate of Designation for Series A Preferred Stock of Bakken Resources, Inc. (filed on May 6, 2016 with the Nevada Secretary of State)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
May 10, 2016